Exhibit 10.247



                NON-OFFICER OPTION GRANT PROGRAM
                               OF
             ATLANTIC COAST AIRLINES HOLDINGS, INC.



           There are 400,000 shares reserved for issuance under the Non-Officer Option Grant Program. Options granted under the Non-Officer Option Grant Program are subject to the same terms as non-qualified stock options granted under the Company's 1995 Stock Incentive Plan or the Company's 2000 Stock Incentive Plan (both of which were approved by shareholders), as specified in the terms of any such grant. The exercise price of options granted under the plan can not be less than 100% of the fair market value of a share of the Company's stock on the option grant date. Options are granted by the Chief Executive Officer of the Company with approval from the Compensation Committee of the Board of Directors. Stock options granted under the Non-Officer Option Program generally vest over a period ranging from [three to five years] and expire 10 years after the date of grant.


           Grant agreements under the Non-Officer Option Grant Program substantially are in the same form as the grant agreement filed as Exhibit 10.25(c) with this Annual Report on
Form 10-K and contain the following additional term: "NOW, THEREFORE, by executing this Option Agreement and for and in consideration of these premises, Optionee agrees that this Option and Option Agreement shall be treated, interpreted and administered as if granted under the Plan, that all terms not defined in this Option Agreement shall have the meaning provided for under the Plan," The "Plan" is defined either as the Company's 1995 Stock Incentive Plan or the Company's 2000 Stock Incentive Plan, depending on the grant agreement.